                                                                     EXHIBIT 8.1


                       [Letterhead of Faegre & Benson LLP]

                                          , 2004
                                ---------

Stellent, Inc.
7777 Golden Triangle Drive
Eden Prairie, MN 55344

Ladies and Gentlemen:

         We have acted as counsel to Stellent, Inc., a Minnesota corporation ("Stellent"), in connection with the registration by Stellent under the Securities Act of 1933, as amended (the "Securities Act"), of shares of its common stock, $0.01 par value per share (the "Shares"). The Shares are being registered pursuant to a Registration Statement on Form S-4 (as it may be amended or supplemented from time to time, the "Registration Statement") to be filed with the Securities and Exchange Commission (the "Commission"). The Shares are being issued pursuant to the Agreement and Plan of Merger, dated as of January 11, 2004 (the "Merger Agreement"), among Stellent, STEL Sub, Inc., a Delaware corporation and wholly owned subsidiary of Stellent ("Merger Sub"), and Optika Inc., a Delaware corporation ("Optika"), providing for the merger of Optika with and into Merger Sub (the "Merger"). In addition, Stellent and Optika have prepared a Joint Proxy Statement/Prospectus (the "Joint Proxy Statement/Prospectus"), which is contained in and made a part of the Registration Statement.

         In rendering the opinion set forth below, we have reviewed the Merger Agreement and have also reviewed and relied upon the accuracy of the facts stated in the Joint Proxy Statement/Prospectus (including the Annexes thereto) and such other materials as we have deemed necessary or appropriate as a basis for our opinion.

         Based upon and subject to the foregoing, we confirm to you that the discussion of the material United States federal income tax consequences under the caption "The Merger--Material United States Federal Income Tax Consequences" in the Joint Proxy Statement/Prospectus reflects our opinion regarding the material United States federal income tax consequences of the Merger to Stellent.

         Our opinion is subject to the qualifications, assumptions, and limitations set forth in the Joint Proxy Statement/Prospectus, and no opinion is expressed regarding matters not referred to therein.

         This opinion is being furnished in connection with the Registration Statement. It is expressed solely for the benefit of Stellent and may not be relied upon in any manner or for any purpose by any other person.

         We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. In giving this consent, we do not admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission thereunder.


                                               Very truly yours,

                                               FAEGRE & BENSON LLP

                                               By:
                                                  ------------------------------
                                                        Bruce A. Ackerman